Exhibit (a.12)	Articles Supplementary to Confirm Current Classification of Stock

HEARTLAND GROUP, INC.

ARTICLES SUPPLEMENTARY

Heartland Group, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as an open-end management investment company (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation hereby confirms that its common stock, par value $.001 per share (the “Common Stock”), consists of 550,000,000 shares of Common Stock without further designation as to series and class and 450,000,000 shares of Common Stock classified and designated in the following series and classes:

Series and Class	Number of Shares

Heartland Value Fund

Investor Class	75,000,000
Institutional Class	75,000,000

Heartland Select Value Fund

Investor Class	50,000,000
Institutional Class	50,000,000

Heartland Value Plus Fund

Investor Class	55,000,000
Institutional Class	45,000,000

Heartland International Value Fund

Investor Class	100,000,000

SECOND: The shares of each class of Common Stock set forth above have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of shares of a class of Common Stock as set forth in the charter of the Corporation.

THIRD: The shares of Common Stock have been classified and designated by the Board of Directors pursuant to Section 2-208 of the Maryland General Corporation Law and the authority contained in the charter of the Corporation. The aggregate number of authorized shares of stock of the Corporation is not changed by these Articles Supplementary.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 22nd day of April, 2014.

ATTEST:	HEARTLAND GROUP, INC.

/s/ Katherine M. Jaworski	/s/ William R. Nasgovitz
Katherine M. Jaworski	William R. Nasgovitz
Secretary	Chief Executive Officer